Exhibit 10.2

TERM LOAN AND SECURITY AGREEMENT

LV ADMINISTRATIVE SERVICES, INC.,

as Administrative and Collateral Agent

THE LENDERS

From Time to Time Party Hereto

and

ACCENTIA BIOPHARMACEUTICALS, INC.

Dated: November 17, 2010

i

39.	Publicity	33
40.	Joinder	33
41.	Legends	33
42.	Agency	33

ii

TERM LOAN AND SECURITY AGREEMENT

This TERM LOAN AND SECURITY AGREEMENT is made as of November 17, 2010 (as amended, restated, supplemented and/or modified from time to time, this “Agreement”), by and among the lenders from time to time party hereto (the “Lenders”), LV ADMINISTRATIVE SERVICES, INC., a Delaware corporation, as administrative and collateral agent for the Lenders (in such capacity, the “Agent” and together with the Lenders, the “Creditor Parties”), and ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation (“Accentia”).

BACKGROUND

WHEREAS, on November 10, 2008 (the “Petition Date”), Accentia commenced a voluntary case for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”), which case is currently being jointly administered under Case No. 8:08-bk-17795-KRM (the “Bankruptcy Case”);

WHEREAS, as of the Petition Date, Accentia was indebted to Laurus Master Fund, Ltd. (In Liquidation)(“Laurus”) in an aggregate amount of $15,020,896.08, according to a proof of claim filed by the Agent in the Bankruptcy Case (the “Laurus Prepetition Debt”);

WHEREAS, as of the Petition Date, Accentia was indebted to Laurus in an aggregate amount of $3,347,388.16 with respect to the 8% Secured Convertible Debentures Due September 29, 2010 issued by Accentia (the “Accentia Debentures”), according to a proof of claim filed by the Agent in the Bankruptcy Case (the “Laurus Debenture Debt”);

WHEREAS, as of the Petition Date, Accentia was indebted to Valens U.S. SPV I, LLC and Valens Offshore SPV I, Ltd. in an aggregate amount of $2,624,996.00 with respect to the Series A-1 Convertible Preferred Stock, par value $1.00 per share, issued by Accentia (the “Accentia Preferred Stock”), according to a proof of claim filed by the Agent in the Bankruptcy Case (the “Preferred Stock Debt” and together with the Laurus Prepetition Debt and the Laurus Debenture Debt, the “Prepetition Debt”);

WHEREAS, in connection with Accentia incurring the Prepetition Debt, Accentia issued to Laurus, Valens U.S. SPV I, LLC and Valens Offshore SPV I, Ltd. warrants (the “Accentia Warrants”) to acquire shares of the Accentia Common Stock as listed on Exhibit A attached hereto; and

WHEREAS, in satisfaction of the Prepetition Debt and the cancellation of the Accentia Warrants, the Lenders have agreed to (i) accept allowed secured claims against Accentia in the Bankruptcy Case in the aggregate amount of $8,800,000.00, and (ii) the treatment of the Laurus Debenture Debt and the Preferred Stock Debt and other consideration as described below, in accordance with the terms and conditions set forth herein and in the Confirmed Plan.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

1. General Definitions and Terms; Rules of Construction.

(a) General Definitions. Capitalized terms used in this Agreement shall have the meanings assigned to them in Annex A.

(b) Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP and all financial computations in this Agreement shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied.

(c) Other Terms. Any capitalized terms used in this Agreement and defined in the UCC shall have the meaning given therein, unless otherwise defined herein.

(d) Rules of Construction. All Schedules, Addenda, Annexes and Exhibits hereto or expressly identified to this Agreement are incorporated herein by reference and taken together with this Agreement constitute but a single agreement. The words “herein”, “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the Exhibits, Addenda, Annexes and Schedules thereto, as the same may be from time to time amended, modified, restated or supplemented in accordance with the terms of this Agreement, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The term “or” is not exclusive. The term “including” (or any form thereof) shall not be limiting or exclusive. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references in this Agreement or in the Schedules, Addenda, Annexes and Exhibits to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement. All references to any instruments or agreements, including references to this Agreement or any of the Ancillary Agreements, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

(e) This Agreement shall be subject to the terms and provisions of the Confirmed Plan. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of the Confirmed Plan, the terms and provisions of this Agreement will control unless otherwise expressly stated in the Confirmation Order.

2. The Accentia Term Loans.

(a) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, at the Closing, the Lenders will receive in satisfaction of the Laurus Prepetition Debt, secured term promissory notes of Accentia in an aggregate principal amount of

$8,800,000.00 (the “Accentia Term Notes”). The Accentia Term Notes shall be issued to the Lenders in the principal amounts set forth on Schedule 2(a) attached hereto.

(b) If Accentia at any time fails to perform or observe any of the covenants contained in this Agreement or in any Ancillary Agreement (after any applicable grace period and/or opportunity to cure), the Agent may upon written notice to Accentia, but need not, perform or observe such covenant on behalf and in the name, place and stead of Accentia (or, at the Agent’s option, in the Agent’s name) and may, but need not, take any and all other actions which the Agent may deem necessary to cure or correct such failure (including the payment of Taxes, the satisfaction of Liens, the performance of obligations owed to Account Debtors, lessors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments). The amount of all monies expended and all out-of-pocket costs and reasonable expenses (including attorneys’ fees and legal expenses) incurred by the Agent in connection with or as a result of the performance or observance of such covenants or the taking of such action by the Agent shall be charged to Accentia and added to the principal amount of the Accentia Term Notes. To facilitate the Agent’s performance or observance of such covenants by Accentia, Accentia hereby irrevocably appoints the Agent, or the Agent’s delegate, acting alone, as Accentia’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of Accentia any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Accentia.

(c) The Agent will account to Accentia monthly with a statement of all advances, charges and payments made pursuant to this Agreement, and such account rendered by the Agent shall be deemed final, binding and conclusive, absent manifest error, unless the Agent is notified by Accentia in writing to the contrary within thirty (30) days of the date such account was rendered specifying the item or items to which objection is made.

3. Repayment of the Accentia Term Loans. The Accentia Term Loans shall be repaid in accordance with the terms of the Accentia Term Notes and as set forth herein. Accentia may prepay the Accentia Term Loans from time to time in accordance with the terms and provisions of the Accentia Term Notes.

4. Reserved.

5. Interest and Payments.

(a) Interest.

(i) Accentia shall pay interest on the Accentia Term Loans at the rates per annum set forth in the Accentia Term Notes.

(ii) In no event shall the aggregate interest payable hereunder or under the Accentia Term Notes exceed the maximum rate permitted under any applicable law or regulation, as in effect from time to time (the “Maximum Legal Rate”), and if any provision of this Agreement or any Ancillary Agreement is in contravention of any such law or regulation, interest payable under this Agreement and each Ancillary Agreement shall be computed on the basis of the Maximum Legal Rate (so that such interest will not exceed the Maximum Legal Rate).

(iii) Accentia shall pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including any deduction for any set-off or counterclaim.

(iv) All Contract Rate payments made by Accentia under the Accentia Term Notes shall be made free and clear of, and without deduction or withholding for or on account of, any future Taxes hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, other than Excluded Taxes. If any Non-Excluded Taxes or Other Taxes are required to be withheld from any amounts payable to any Creditor Party hereunder, the amounts so payable to such Creditor Party shall be increased to the extent necessary to yield to such Creditor Party (after payment of all Non-Excluded Taxes and Other Taxes, including those imposed on payments made pursuant to this paragraph (iv) of this Section 5(a)) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Accentia shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that are directly attributable to such Lender’s failure to comply with the requirements of paragraph (vii) of this Section 5(a); and provided, further, however, that if Accentia is required to increase the amounts payable to any Creditor Party by reason of this Section 5(a)(iv), Accentia shall pay such increased amounts within ninety (90) days following the date on which such Non-Excluded Taxes or Other Taxes were withheld.

(v) In addition, subject to 11 U.S.C. §1146(a) and the terms of the Confirmation Order, Accentia shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(vi) Whenever any Non-Excluded Taxes or Other Taxes are payable by Accentia, as promptly as possible thereafter Accentia shall send to the Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by Accentia showing payment thereof (or such other evidence reasonably satisfactory to the Agent). If Accentia fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, Accentia shall indemnify the Creditor Parties for any incremental taxes, interest or penalties that may become payable by any Creditor Party as a result of any such failure.

(vii) Each Lender (or its assignee) that is not a “United States person,” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, and hereby agrees to, deliver to Accentia and the Agent two completed originals of an appropriate U.S. Internal Revenue Service Form W-8, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Accentia at any time it determines that it is no longer in a position to provide any previously delivered certificate to Accentia (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(viii) The agreements in this Section 5(a) shall survive the termination of this Agreement and the payment of the Accentia Term Loans and all other amounts payable hereunder or under any other Ancillary Agreement.

(b) Failure to Provide Financial Information. Without affecting the Lenders’ rights and remedies, in the event Accentia fails to deliver the financial information required by Section 11 on or before the dates set forth therein, Accentia shall pay each Lender its pro rata share of an aggregate fee in the amount of $250.00 per week (or portion thereof) for each such failure until the missing financial information is delivered to the Agent. All amounts incurred pursuant to this Section 5(b) shall be due and payable upon receipt by Accentia of an invoice from the Agent for such amounts, which shall be paid monthly, in arrears, on the first Business Day of each calendar month.

6. Security Interest.

(a) Subject only to the Permitted Liens, to secure the prompt payment to the Creditor Parties of the Obligations, Accentia hereby assigns, pledges and grants to the Agent, for the ratable benefit of the Creditor Parties, a continuing security interest in and Lien upon all of the Collateral. All of Accentia’s Books and Records relating to the Collateral shall, until delivered to or removed by the Agent, be kept by Accentia in trust for the Creditor Parties until the termination of this Agreement and the payment in full of all Obligations. Each confirmatory assignment schedule or other form of assignment hereafter executed by Accentia shall be deemed to include the foregoing grant, whether or not the same appears therein.

(b) Accentia hereby (i) authorizes the Agent to file any financing statements, continuation statements or other amendments thereto that (A) indicate the Collateral (1) as all assets and personal property of Accentia or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the applicable jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (B) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or other amendment and (ii) ratifies its authorization for the Agent to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof. Except as otherwise provided in the Confirmed Plan, Accentia acknowledges that it is not authorized to file and, except as expressly set forth in this Agreement, will not give any authorization to anyone other than the Agent (including pursuant to Section 9-509(b) of the UCC) to file, any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Agent and agrees that it will not do so without the prior written consent of the Agent, subject to Accentia’s rights under Section 9-509(d)(2) of the UCC.

(c) Subject to the Liens in favor of the holders of the 8.50% Secured Convertible Debentures Due November 17, 2013 issued by Accentia on November 17, 2010, Accentia hereby grants to the Agent, for the ratable benefit of the Creditor Parties, an irrevocable, non-exclusive, worldwide license without payment of royalty or other compensation to Accentia, upon the occurrence and during the continuance of an Event of Default, to use or otherwise exploit in any manner as to which authorization of the holder of such Intellectual Property would be required, and to license or sublicense such rights in, to and under any Intellectual Property now or hereafter owned by or licensed to Accentia, and wherever the same may be located, and including in such license access to all media in which any of such Intellectual Property may be recorded or stored and to all software and hardware used for the compilation or printout thereof. Subject to the Liens in favor of the holders of the 8.50% Secured Convertible Debentures Due November 17, 2013 issued by Accentia on November 17, 2010, Accentia represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person and subject, in the case of trademarks and service marks, to sufficient rights to quality control and inspection in favor of Accentia to avoid the right of invalidation of said trademarks and service marks. The foregoing license and sublicense will terminate on the termination of this Agreement and the payment in full of the Obligations; provided, however, that any license, sublicense, or other rights granted by the Agent pursuant to such license during its term in connection with any enforcement of remedies by Agent hereunder shall remain in effect in accordance with its terms.

(d) Any proceeds received by the Agent from the foreclosure, sale, lease or other disposition of any of the Collateral shall be paid over to the Lenders for application in accordance with Section 21.

(e) Notwithstanding anything to the contrary contained in this Agreement or in any Ancillary Agreement, the shares of Biovest Common Stock pledged as collateral for Accentia’s obligations to Southwest Bank or its assignee and McKesson Corporation, who hold 15,000,000 and 18,000,000 shares, respectively (the “Biovest Pledged Shares”), shall not constitute “Collateral” for purposes of this Agreement, including if and when any of the Biovest Pledged Shares are released by either of Southwest Bank or its assignee or McKesson Corporation. In the event that Accentia, subsequent to any such release, pledges the Biovest Pledged Shares as collateral to a third party pursuant to any loan or other financing, and such loan or financing is in excess of the obligations presently owed to Southwest Bank or its assignee and McKesson Corporation in an aggregate amount of $8,825,051.00 (the “Accentia Loan Obligations”), Accentia shall prepay the Accentia Term Notes in an amount equal to thirty (30%) of the net proceeds received by Accentia from any such loan or financing, but such 30% prepayment shall only apply to such amount of any loan or financing that is in excess of the Accentia Loan Obligations. In addition, in the event that, subsequent to any such release, Accentia sells any of the Biovest Pledged Shares to a third party, Accentia shall prepay the Accentia Term Notes in an amount equal to thirty percent (30%) of the net proceeds received by Accentia from any such sale.

7. Representations, Warranties and Covenants Concerning the Collateral. Accentia represents, warrants and covenants as of the date hereof as follows:

(a) All of the Collateral (i) is owned by it free and clear of all Liens (including any claim of infringement) except those in the Agent’s favor and Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a Lien or requiring notice of or consent to the granting of a Lien.

(b) It shall not encumber, mortgage, pledge, assign or grant any security interest in or Lien upon any Collateral to anyone other than the Agent and the other Creditor Parties and except for Permitted Liens.

(c) The Liens granted pursuant to this Agreement, upon the filing of UCC-1 financing statements in respect of Accentia in favor of the Agent in the applicable filing office of the state of organization of Accentia, the recording of the Liens in favor of the Agent in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, the taking of any actions required under the laws of jurisdictions outside the United States with respect to Intellectual Property included in the Collateral which is created under such laws, and the completion of the other filings and actions listed on Schedule 7(c) attached hereto, constitute valid perfected security interests in all of the Collateral in favor of the Agent as security for the payment of the Obligations, enforceable in accordance with the terms hereof against any and all of Accentia’s creditors and purchasers and such security interests are prior to all other Liens in existence on the date hereof except those relating to the Permitted Liens, which, pursuant to the Confirmed Plan, are senior in priority to the Liens granted in favor of the Agent under this Agreement.

(d) No effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except those relating to Permitted Liens.

(e) It shall not dispose of any of the Collateral whether by sale, lease or otherwise except for Permitted Liens, the sale of Inventory or license of Intellectual Property in the ordinary course of business, and the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment having an aggregate fair market value of not more than $50,000 or to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to the Agent’s first priority security interest or are used to repay Accentia Term Loans or to pay general corporate expenses, or (ii) following the occurrence of an Event of Default which continues to exist, the proceeds of which are remitted to the Agent to be held as cash collateral for the Obligations.

(f) It shall defend the right, title and interest of the Agent in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant the Agent “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper owned by Accentia, with any agreements establishing control to be in form and substance satisfactory to the Agent, (ii) the prompt (but in no event later than five (5) Business Days following the Agent’s request therefor) delivery to the Agent of all original Instruments, Chattel Paper, negotiable Documents and certificated Equity Interests owned by it (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification to third parties of the Agent’s interest in the Collateral at the Agent’s request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve its and/or the Agent’s respective and several interests in the Collateral.

(g) It shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify the Agent of any Commercial Tort Claim acquired by it and, unless otherwise consented to by the Agent, it shall enter into a supplement to this Agreement granting to the Agent a Lien in such Commercial Tort Claim.

(h) It shall place notations upon its Books and Records and any of its financial statements to disclose the Agent’s Lien in the Collateral.

(i) Subject to any Permitted Liens, if it retains possession of any Chattel Paper or Instrument with the Agent’s consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and obligations evidenced or secured hereby are subject to the security interest of LV Administrative Services, Inc., as agent.” Notwithstanding the foregoing, upon the reasonable request of the Agent, such Chattel Paper and Instruments shall be delivered to the Agent.

(j) It shall perform in a reasonable time all other steps requested by the Agent to create and maintain in the Agent’s favor a valid perfected first Lien in all Collateral subject only to Permitted Liens, which, pursuant to the Confirmed Plan, are senior in priority to the Liens granted in favor of the Agent under this Agreement.

(k) It shall keep and maintain its Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved. It shall not permit any such items to become a Fixture to real estate or accessions to other personal property.

(l) It shall maintain and keep all of its Books and Records concerning the Collateral at its executive offices listed in Schedule 12(n).

(m) It shall maintain and keep the tangible Collateral at the address listed in Schedule 12(n); provided, that (i) it may change such location or open a new location if it provides the Agent at least thirty (30) days prior written notice of such change or new location and (ii) prior to such change or opening of a new location where Collateral having a value of more than $50,000 will be located, it executes and delivers to the Agent such agreements as are deemed reasonably necessary or prudent by the Agent, including landlord agreements, mortgagee agreements and warehouse agreements, each in form and substance satisfactory to the Agent, to adequately protect and maintain the Agent’s security interest in such Collateral.

(n) Schedule 7(n) attached hereto lists all banks and other financial institutions at which it maintains deposits and/or other accounts, and such Schedule 7(n) correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, and the complete account number. It shall not establish any depository or other bank account with any financial institution (other than the accounts set forth on Schedule 7(n)) without the Agent’s prior written consent.

(o) Its exact legal name (as indicated in the public record of its jurisdiction of organization), jurisdiction of organization, organizational identification number, if any, from the jurisdiction of organization, and the location of its chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 7(o) attached hereto. It has furnished to the Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof. It is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as specified on Schedule 7(o), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as a grantor under a security agreement entered into by another Person, which has not heretofore been terminated.

(p) It will not, except upon 30 days’ prior written notice to the Agent and delivery to the Agent of (i) all additional financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein and (ii) if applicable, a written supplement to Schedule 12(n) showing any additional location at which Inventory or Equipment in excess of $50,000 in the aggregate shall be kept: (A) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 7(o); (B) change its name, identity or organizational structure; or (C) permit any of the Inventory or Equipment in excess of $50,000 in the aggregate to be kept at a location other than those listed on Schedule 12(n).

(q) The authorized capital of Analytica is more particularly set forth on Schedule 12(c) attached hereto. The Analytica Common Stock pledged by Accentia pursuant to the Accentia Pledge Agreement constitutes one hundred percent (100%) of the authorized, issued and outstanding common stock of Analytica. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition of the Analytica Common Stock. All issued and outstanding shares of Analytica Common Stock: (A) have been duly authorized and validly issued and are fully paid and non-assessable; and (B) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

8. Payment of Accounts. At the Agent’s election, following the occurrence of an Event of Default which is continuing, the Agent may notify Accentia’s Account Debtors of the Agent’s security interest in the Accounts, collect them directly and charge the collection costs and reasonable expenses thereof to Accentia.

9. Reserved.

10. Inspections and Appraisals. At all times during normal business hours, the Agent, and/or any agent of the Agent, shall have the right to (a) have access to, visit, inspect, review, evaluate and make physical verification and appraisals of Accentia’s properties and the

Collateral, (b) inspect, copy (or take originals if necessary) and make extracts from Accentia’s Books and Records, including management letters prepared by the Accountants, and (c) discuss with Accentia’s directors, principal officers, and Accountants, Accentia’s business, assets, liabilities, financial condition, results of operations and business prospects. So long as no Default or Event of Default has occurred and is continuing, such inspection and appraisal rights shall be limited to twice per year. Accentia will deliver to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for Accentia. If any internally prepared financial information is unsatisfactory in any manner to the Agent, the Agent may request that the Accountants review the same.

11. Financial Reporting. Accentia will deliver, or cause to be delivered, to the Agent each of the following, which shall be in form and detail acceptable to the Agent (with the filing of such information with the SEC pursuant to and in accordance with SEC rules and regulations to be deemed delivery to the Agent for purposes hereof):

(a) As soon as available and in any event within one hundred five (105) days after the end of each fiscal year of Accentia, Accentia’s audited annual financial statements with a report of independent certified public accountants of recognized standing selected by Accentia and acceptable to the Agent (the “Accountants”), which annual financial statements shall be without qualification (other than a going-concern qualification, if applicable) and shall include each of Accentia’s and its Subsidiaries’ balance sheet as at the end of such fiscal year and each of Accentia’s and its Subsidiaries’ related statements of income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include Accentia and each Subsidiary of Accentia and each of their respective affiliates, all in reasonable detail and prepared in accordance with GAAP. Accentia will also deliver to the Agent at such time, if available, copies of any management letters prepared by the Accountants;

(b) As soon as available and in any event within fifty (50) days after the end of each fiscal quarter that is not a fiscal year end of Accentia, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of each of Accentia and each of the Subsidiaries of Accentia as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidating and consolidated basis to include Accentia and each Subsidiary of Accentia and each of their respective affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of Accentia’s president, chief executive officer or chief financial officer stating that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments;

(c) As soon as available and in any event within twenty-five (25) days after the end of each calendar month, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of each of Accentia and each of the Subsidiaries of Accentia as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis to include Accentia and each of the Subsidiaries of Accentia and each of their respective affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of

Accentia’s president, chief executive officer or chief financial officer stating that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments; and

(d) Such other financial information as to Accentia and each Subsidiary of Accentia as the Agent shall reasonably request.

12. Additional Representations and Warranties. Accentia hereby represents and warrants to each Creditor Party as of the date hereof as follows:

(a) Organization, Good Standing and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. It has the corporate power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (i) execute and deliver this Agreement and the Ancillary Agreements, (ii) issue the Accentia Term Notes, and (iii) carry out the provisions of this Agreement and the Ancillary Agreements and to carry on its business as presently conducted. It is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which the failure to do so has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Subsidiaries. Each direct and indirect Subsidiary of Accentia, the direct owner of such Subsidiary and its percentage ownership thereof is set forth on Schedule 12(b) attached hereto.

(c) Capitalization; Voting Rights.

(i) The authorized capital stock of Accentia consists of 450,000,000 shares, of which (A) 300,000,000 are shares of Accentia Common Stock, 59,548,208 shares of which are issued and outstanding (not taking into account the shares of Accentia Common Stock that may be issued or are issuable pursuant to the Confirmed Plan), and (B) 150,000,000 are shares of preferred stock, par value $1.00 per share, of which 7,529 shares of the Accentia Preferred Stock are issued and outstanding. The authorized, issued and outstanding capital stock of each Subsidiary (excluding Biovest) of Accentia is set forth on Schedule 12(c) attached hereto.

(ii) Except for (A) as disclosed on Schedule 12(c) and (B) the shares of Accentia Common Stock that may be issued or are issuable pursuant to the Confirmed Plan (including pursuant to any debentures or warrants issued by Accentia under the Confirmed Plan), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from Accentia of any of its securities. Except as disclosed on Schedule 12(c) or as provided in the Confirmed Plan, neither the offer or issuance of any of the Accentia Term Notes, nor the consummation of any transaction contemplated hereby, will result in a change in the price or number of any securities of Accentia outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

(iii) All issued and outstanding shares of Accentia Common Stock: (A) have been duly authorized and validly issued and are fully paid and non-assessable; and (B) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(iv) The rights, preferences, privileges and restrictions of the Accentia Common Stock are as stated in Accentia’s Charter.

(d) Authorization; Binding Obligations. All corporate action on its part (including of its officers and directors) necessary for the authorization of this Agreement and the Ancillary Agreements, the performance of all of its obligations hereunder and under the Ancillary Agreements on the Closing Date, and the authorization, issuance and delivery of the Accentia Term Notes has been taken or will be taken prior to the Closing Date. This Agreement and the Ancillary Agreements, when executed and delivered and to the extent it is a party thereto, will be its valid and binding obligations enforceable against it in accordance with their terms, except:

(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(ii) general principles of equity that restrict the availability of equitable or legal remedies.

The issuance of the Accentia Term Notes are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

(e) Liabilities. Except for (i) the Accentia Term Notes and any of the Indebtedness hereunder and under the Ancillary Agreements, (ii) the allowed and disputed claims of creditors of Accentia in the Bankruptcy Case, and (iii) liabilities incurred in the ordinary course of business, it does not have any liabilities nor is it indebted to any Person.

(f) Agreements; Action.

(i) It maintains disclosure controls and procedures (“Disclosure Controls”) designed to ensure that information required to be disclosed by Accentia in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported, within the time periods specified in the rules and forms of the SEC.

(ii) It makes and keeps books, records, and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. It maintains internal control over financial reporting (“Financial Reporting Controls”) designed by, or under the supervision of, its principal executive and principal financial officers, and effected by its board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(g) Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 12(g) attached hereto and except as otherwise contemplated by the Confirmed Plan, it has good and marketable title to its properties and assets (tangible or intangible), and good title to its leasehold interests, in each case subject to no Lien, other than Permitted Liens. All facilities, Equipment, Fixtures, vehicles and other properties owned, leased or used by it are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, subject to normal wear and tear.

(h) Registration Rights and Voting Rights. Except (i) as set forth on Schedule 12(h) attached hereto, (ii) as disclosed in Exchange Act Filings, and (iii) as disclosed in the Confirmed Plan or in the Bankruptcy Case, it is not presently under any obligation, nor has it granted any rights, to register any of its presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth on Schedule 12(h) and except as disclosed in Exchange Act Filings, to its knowledge, none of its stockholders has entered into any agreement with respect to its voting of equity securities of Accentia.

(i) Compliance with Laws; Permits. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained, and no registrations or declarations are required to be filed, in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the issuance of the Accentia Term Notes, except for such as have been duly and validly obtained or filed and except for the Compromise Order, or with respect to any filings that must be made after the Closing Date, which will be filed in a timely manner. It has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Valid Offering. Assuming the accuracy of the representations and warranties of the Lenders contained in this Agreement, the offer and sale of the Accentia Term Notes will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(k) No Integrated Offering. Neither it, nor any of its Subsidiaries nor any of its Affiliates, nor any Person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Accentia Term Notes pursuant to this Agreement or any Ancillary Agreement to be integrated with prior offerings by it for purposes of the Securities Act which would prevent it from issuing the Accentia Term Notes pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions. Neither it nor any of its Affiliates or Subsidiaries will take any action or steps that would cause the offering of the Accentia Term Notes to be integrated with other offerings.

(l) Reserved.

(m) Patriot Act. It certifies that, to the best of its knowledge, neither it nor any of its Subsidiaries has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. It hereby acknowledges that each of the Creditor Parties seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, it hereby represents, warrants and covenants that: (i)

none of the cash or property that it or any of its Subsidiaries will pay or will contribute to any Creditor Party has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by it or any of its Subsidiaries to any Creditor Party, to the extent that they are within its or any such Subsidiary’s control, shall cause such Creditor Party to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. It shall promptly notify the Agent if any of these representations, warranties and covenants ceases to be true and accurate regarding it or any of its Subsidiaries. It shall provide any Creditor Party with any additional information regarding it and each Subsidiary thereof that such Creditor Party deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. It understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties and covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, the Creditor Parties may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of any Lender’s investment in it. It further understands that the Creditor Parties may release confidential information about it and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if such Creditor Party, in its sole discretion, determines that it is in the best interests of such Creditor Party in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

(n) Name; Locations of Offices, Records and Collateral. Schedule 12(n) attached hereto sets forth Accentia’s name as it appears in official filings in the jurisdiction of its organization, the type of entity of Accentia, the organizational identification number issued by Accentia’s jurisdiction of organization or a statement that no such number has been issued, Accentia’s jurisdiction of organization, and the location of Accentia’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth in such Schedule 12(n), such locations have not changed during the preceding twelve months. As of the Closing Date, during the prior five years, except as set forth in Schedule 12(n), Accentia has not been known as or conducted business in any other name (including trade names). Accentia has only one state of organization.

(o) Status of Obligations. All of the Obligations shall be reported as debt for U.S. federal income tax purposes on all applicable tax returns filed by Accentia, and Accentia shall not take a position on any tax return or in any judicial or administrative proceeding that is inconsistent with such characterization (unless otherwise required by law).

13. Covenants. Accentia covenants and agrees with the Creditor Parties as of the date hereof as follows:

(a) Stop Orders. Accentia shall advise the Agent, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority, of any stop order or of any order preventing or suspending any offering of any securities of Accentia, or of the suspension of the qualification of the Accentia Common Stock for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

(b) Listing. Accentia shall maintain the listing or quotation, as applicable, of the Accentia Common Stock on the Principal Market, and will comply in all material respects with Accentia’s reporting, filing and other obligations under the bylaws or rules of the Financial Industry Regulatory Authority (“FINRA”) and such exchanges, as applicable.

(c) Market Regulations. Accentia shall notify the SEC, FINRA and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation for the legal and valid issuance of the Accentia Term Notes to the Lenders and promptly provide copies thereof to the Agent.

(d) Reporting Requirements. Accentia shall, as soon as practicable after the Closing Date, file with the SEC all reports required to be filed pursuant to the Exchange Act so as to bring Accentia current on its reporting obligations under the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination.

(e) Insurance.

(i) Accentia shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral and Accentia and each of its Subsidiaries will, jointly and severally, bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral pledged to the Agent as security for the Obligations. Furthermore, Accentia will insure or cause the Collateral to be insured in the Agent’s name as an additional insured and lender loss payee, with an appropriate loss payable endorsement in form and substance satisfactory to the Agent, against loss or damage by fire, flood, sprinkler leakage, theft, burglary, pilferage, loss in transit and other risks customarily insured against by companies in similar businesses similarly situated as Accentia and its Subsidiaries, including but not limited to workers compensation, public and product liability and business interruption, and such other hazards as the Agent shall specify in amounts and under insurance policies and bonds by insurers acceptable to the Agent and all premiums thereon shall be paid by Accentia and the policies delivered to the Agent. If Accentia fails to obtain the insurance and in such amounts of coverage as otherwise required pursuant to this Section 13(e), the Agent may procure such insurance and the cost thereof shall be promptly reimbursed by Accentia and shall constitute Obligations.

(ii) Accentia’s insurance coverage shall not be impaired or invalidated by any act or neglect of Accentia and the insurer will provide the Agent with no less than thirty (30) days notice prior to cancellation.

(iii) The Agent, in connection with its status as a lender loss payee, will be assigned at all times, subject to any Permitted Liens, which, pursuant to the Confirmed Plan, are senior in priority to the Liens granted in favor of the Agent under this Agreement, a first lien position as to any insurance policy and the proceeds thereof until such time as all Obligations have been indefeasibly satisfied in full.

(f) Intellectual Property. Accentia:

(i) shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to own or use its Intellectual Property, including registrations and applications therefor, that are necessary to the conduct of its business, as now conducted or as presently proposed to be conducted, and shall not do any act or omit to do any act whereby any of such Intellectual Property may lapse, or become abandoned, dedicated to the public, or unenforceable, or the Lien therein in favor of the Agent for the ratable benefit of the Creditor Parties would be adversely affected;

(ii) shall report to the Agent (A) the filing of any application to register a copyright no later than ten (10) days after such filing occurs, and (B) the filing of any application to register any other Intellectual Property with any other Intellectual Property registry, and the issuance thereof, no later than thirty (30) days after such filing or issuance occurs and, in each case, shall, simultaneously with such report, deliver to the Agent fully-executed documents required to acknowledge, confirm, register, record or perfect the Lien in such Intellectual Property. In addition, Accentia will cooperate with the Agent in effecting any amendment to this Agreement or any Ancillary Agreement to include any new item of Intellectual Property included in the Collateral;

(iii) shall, promptly upon the reasonable request of the Agent, execute and deliver to the Agent any document or instrument required to acknowledge, confirm, register, record, or perfect the Lien of the Agent in any part of the Intellectual Property owned by Accentia; and

(iv) shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to Intellectual Property, except for the Liens in favor of the Agent and the Permitted Liens and except for any license of Intellectual Property in the ordinary course of its business.

(g) Properties. It shall keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and it shall at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.

(h) Confidentiality. Except pursuant to the Confirmed Plan or as otherwise required in connection with the Bankruptcy Case, Accentia will not disclose, nor will it include in any public announcement, the name of any Creditor Party, unless expressly agreed to by such Creditor Party or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, Accentia may disclose any Creditor Party’s identity and the terms of this Agreement and the Ancillary Agreements to its current and prospective debt and equity financing sources.

(i) Conversion Shares. Accentia hereby agrees that the Conversion Shares will be subject to Rule 144(e) under the Securities Act. Accentia further agrees that it will cooperate with the Lenders in connection with all resales pursuant to Rule 144(e) and, at

Accentia’s expense, provide legal opinions necessary to allow such resales provided Accentia and its counsel receive reasonably requested representations from the Lenders and broker, if any.

(j) Legal Name, Etc. It shall not, without providing the Agent with thirty (30) days prior written notice, change (i) its name as it appears in the official filings in the jurisdiction of its organization, (ii) the type of legal entity it is, (iii) its organization identification number, if any, issued by its jurisdiction of organization, (iv) its jurisdiction of organization, or (v) its certificate of incorporation, by-laws or other organizational document.

(k) Compliance with Laws. The operation of its business is and shall continue to be in compliance in all material respects with all applicable federal, state and local laws, rules and ordinances, including all laws, rules, regulations and orders relating to taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety and environmental matters.

(l) Notices. It shall promptly inform the Agent in writing of: (i) the commencement of all proceedings and investigations by or before, and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any event which could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect; (ii) any change which has had, or could reasonably be expected to have, a Material Adverse Effect; and (iii) any Event of Default or Default.

(m) FIRPTA. Neither it, nor any of its Subsidiaries, is a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder, and it and each of its Subsidiaries shall at no time take any action or otherwise acquire any interest in any asset or property to the extent the effect of which shall cause it and/or such Subsidiary, as the case may be, to be a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.

(n) Accentia Loans or Capital Contributions to Biovest. Notwithstanding anything to the contrary contained in this Agreement or in any of the Ancillary Agreements, Accentia shall be permitted to make loan and capital contributions to Biovest only so long as Accentia and Biovest both comply with Section 2.2 of the Accentia Term Notes and the BVTI Term Notes, respectively, and which indebtedness to Accentia shall be subject to the terms of the Accentia Subordination Agreement.

(o) Accentia Debentures. On the Closing Date, the Laurus Debenture Debt will be satisfied by the conversion of the Laurus Debenture Debt into shares of Accentia Common Stock at a conversion rate equal to $2.67 per share (i.e., the Lenders will receive that number of shares of Accentia Common Stock determined by dividing the Laurus Debenture Debt by $2.67). Upon this conversion, certain of the Lenders will receive 1,253,703 shares of Accentia Common Stock, in the amounts set forth on Schedule 13(o) attached hereto.

(p) Accentia Preferred Stock. On the Closing Date, the Preferred Stock Debt will be satisfied by the conversion of the Preferred Stock Debt into shares of Accentia Common Stock at a conversion rate equal to $2.67 per share (i.e., the Lenders will receive that number of shares of Accentia Common Stock determined by dividing the Preferred Stock Debt by $2.67). Upon this conversion, certain of the Lenders will receive 983,145 shares of Accentia Common Stock, in the amounts set forth on Schedule 13(p) attached hereto.

14. Closing and Conditions to Closing.

(a) Closing Date. Subject to the satisfaction of the conditions set forth in Sections 14(e), (f) and (g) hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cole, Schotz, Meisel, Forman & Leonard, P.A., 900 Third Avenue, 16th Floor, New York, New York 10022 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Eastern Standard Time) on the date on which the conditions set forth in Sections 14(e), (f) and (g) are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

(b) Deliveries by Accentia. At the Closing, Accentia shall deliver to the Agent:

(i) the executed Accentia Term Notes in the form attached hereto as Exhibit B;

(ii) the executed Accentia Pledge Agreements in the forms attached hereto as Exhibit C;

(iii) the executed Analytica Security Agreement in the form attached hereto as Exhibit D;

(iv) the executed Analytica Guaranty in the form attached hereto as Exhibit E;

(v) the executed Intellectual Property Security Agreements in the forms attached hereto as Exhibit F;

(vi) the executed Warrant Termination Agreements in the forms attached hereto as Exhibit G; and

(vii) such other documents and instruments as the Agent shall reasonably request.

(c) Deliveries by the Agent and the Lenders. At the Closing, the Agent and the Lenders, as applicable, shall deliver to Accentia:

(i) the executed Accentia Pledge Agreements;

(ii) the executed Analytica Security Agreement;

(iii) the executed Intellectual Property Security Agreements;

(iv) the executed Warrant Termination Agreements;

(v) written acknowledgment of the withdrawal of any proofs of claim filed by the Creditor Parties against Accentia and Analytica in the Bankruptcy Case; and

(vi) such other documents and instruments as Accentia shall reasonably request.

(d) Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(i) by Accentia or the Agent, if the Closing shall not have occurred by the close of business on November 17, 2010 (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Accentia or the Agent or the Lenders, then the breaching party may not terminate this Agreement pursuant to this Section 14(d)(i); and provided, further, that Accentia shall have the right to extend the Termination Date for a period not to exceed forty-five (45) days in the aggregate;

(ii) by mutual written consent of Accentia, the Agent and the Lenders;

(iii) by the Agent, if any condition to the obligations of the Lenders set forth in Section 14(e) or (g) shall have become incapable of fulfillment, other than as a result of a breach by the Agent or the Lenders of any covenant or agreement contained in this Agreement, and such condition is not waived by the Agent and the Lenders;

(iv) by Accentia, if any condition to the obligations of Accentia set forth in Section 14(f) or (g) shall have become incapable of fulfillment, other than as a result of a breach by Accentia of any covenant or agreement contained in this Agreement, and such condition is not waived by Accentia;

(v) by the Agent and the Lenders, if there shall be a material breach by Accentia of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 14(e) or (g) and which breach has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by the Agent to Accentia of such breach and (ii) the Termination Date;

(vi) by Accentia, if there shall be a material breach by the Agent or the Lenders of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 14(f) or (g) and which breach has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by Accentia to the Agent of such breach and (ii) the Termination Date; or

(vii) by Accentia or the Agent and the Lenders if there shall be in effect a Final Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence).

(e) Conditions Precedent to Obligations of the Lenders. The obligation of the Lenders to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Lenders in whole or in part to the extent permitted by applicable law):

(i) the representations and warranties of Accentia contained in this Agreement (x) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing (disregarding any materiality or Material Adverse Effect qualifier contained therein), except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) Accentia shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date; and

(iii) Accentia shall have delivered, or caused to be delivered, to the Agent all of the items set forth in Section 14(b).

(f) Conditions Precedent to Obligation of Accentia. The obligations of Accentia to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Accentia in whole or in part to the extent permitted by applicable law):

(i) the representations and warranties of the Lenders contained in this Agreement (x) that are not qualified by materiality shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse change and (y) that are qualified by materiality shall be true and correct in all respects on and as of the Closing (disregarding any materiality qualifier contained therein), except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse change;

(ii) the Lenders shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Lenders on or prior to the Closing Date; and

(iii) the Agent and the Lenders, as applicable, shall have delivered to Accentia all of the items set forth in Section 14(c).

(g) Conditions Precedent to Obligations of Accentia and the Lenders. The respective obligations of Accentia and the Lenders to consummate the transactions herein are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Accentia and the Lenders in whole or in part to the extent permitted by applicable law):

(i) there shall not be in effect any Final Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(ii) the Confirmation Order shall have become a Final Order;

(iii) the closing shall have occurred under the Biovest Security Agreement; and

(iv) the Effective Date under the Confirmed Plan shall have occurred.

(h) Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Section 14(e), (f) or (g), as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

15. Further Assurances. At any time and from time to time, upon the written request of the Agent and at the sole expense of Accentia, Accentia shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Agent may reasonably request (a) to obtain the full benefits of this Agreement and the Ancillary Agreements, (b) to protect, preserve, perfect and maintain the Agent’s rights in the Collateral and under this Agreement or any Ancillary Agreement, and/or (c) to enable the Agent to exercise all or any of the rights and powers granted herein or in any Ancillary Agreement.

16. Representations, Warranties and Covenants of Lenders. Each Lender, severally and not jointly, hereby represents, warrants and covenants to Accentia as follows:

(a) Requisite Power and Authority. Such Lender has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Ancillary Agreements and to carry out their provisions. All corporate action on such Lender’s part required for the lawful execution and delivery of this Agreement and the Ancillary Agreements has been or will be effectively taken prior to the Closing Date. Upon their execution and delivery, this Agreement and the Ancillary Agreements shall be valid and binding obligations of such Lender, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

(b) Investment Representations. Such Lender understands that the Accentia Term Notes are being offered and sold pursuant to an exemption from registration contained in Section 1145(a) of the Bankruptcy Code and the Securities Act based in part upon such Lender’s representations contained in this Agreement, including, without limitation, that such Lender is an “accredited investor” within the meaning of Regulation D under the Securities Act. Such Lender has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Accentia Term Notes to be issued to it under this Agreement.

(c) Lender Bears Economic Risk. Such Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Accentia so that it is capable of evaluating the merits and risks of its investment in Accentia and has the capacity to protect its own interests. Such Lender must bear the economic risk of this investment until the Accentia Term Notes are sold pursuant to (i) an effective registration statement under the Securities Act, or (ii) an exemption from registration is available.

(d) Investment for Own Account. The Accentia Term Notes are being issued to such Lender for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

(e) Lender Can Protect Its Interest. Such Lender represents that by reason of its, or of its management’s, business and financial experience, such Lender has the capacity to evaluate the merits and risks of its investment in the Accentia Term Notes and to protect its own interests in connection with the transactions contemplated in this Agreement and the Ancillary Agreements. Further, such Lender is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement or the Ancillary Agreements.

(f) Accredited Investor. Such Lender represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(g) Patriot Act. Such Lender certifies that, to the best of such Lender’s knowledge, such Lender has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Such Lender seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, such Lender hereby represents, warrants and covenants that: (i) none of the cash or property that such Lender will use to make the Accentia Term Loans has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no disbursement by such Lender to Accentia, to the extent within such Lender’s control, shall cause such Lender to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Such Lender shall promptly notify Accentia if any of these representations ceases to be true and accurate regarding such

Lender. Such Lender agrees to provide Accentia any additional information regarding such Lender that Accentia deems necessary or convenient to ensure compliance with all applicable law concerning money laundering and similar activities. Such Lender understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, such Lender may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of such Lender’s investment in Accentia. Such Lender further understands that Accentia may release information about such Lender and, if applicable, any underlying beneficial owners, to proper authorities if Accentia, in its sole discretion, determines that it is in the best interests of Accentia in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

(h) Limitation on Acquisition of Stock. Notwithstanding anything to the contrary contained in this Agreement, any Ancillary Agreement, or any document, instrument or agreement entered into in connection with any other transaction entered into by and between such Lender and Accentia (and/or Subsidiaries or Affiliates of Accentia), such Lender (and/or Subsidiaries or Affiliates of such Lender) shall not acquire stock in Accentia (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant, by converting any other security or instrument, by acquiring or exercising any other right to acquire shares of stock or other security convertible into shares of stock in Accentia, or otherwise, and such options, warrants, conversion or other rights shall not be exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by Accentia to a Non-U.S. Lender not to qualify as portfolio interest, within the meaning of Section 871(h)(2) or Section 881(c)(2) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) by reason of Section 87l(h)(3) or Section 88l(c)(3)(B) of the Code, as applicable, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Code (the “Stock Acquisition Limitation”).

(i) Reserved.

(j) Ancillary Agreements and Other Closing Documents. The Agent and the Lenders acknowledge and agree that, as a condition to the Closing, the closing under the Biovest Security Agreement shall have occurred and the Agent and the Lenders, as the case may be, shall have executed and delivered each of the Ancillary Agreements and other documents listed in Section 14(c).

(k) Reserved.

17. Confidentiality. Except in connection with the Bankruptcy Case, each Lender covenants and agrees with Accentia that such Lender will not disclose, and will not include in any public announcement, the name of Accentia, unless expressly agreed to by Accentia or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, (i) such Lender shall be permitted to discuss, distribute or otherwise transfer any non-public information of Accentia in such Lender’s possession now or in the future to (x) its employees, agents, counsel, professional consultants and accountants who, in each such case, have a specific need to know such information, and (y) potential or actual (A) direct or indirect investors in such Lender and (B) assignees or transferees of all or a portion of the Obligations, to the extent that such investor or assignee or transferee enters into a confidentiality agreement for such benefit of Accentia in such form as may be necessary to address Accentia’s Regulation FD requirements; (ii) such Lender (and each employee, representative, or other agent of such Lender) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement and the Ancillary Agreements and the agreements referred to therein; provided, however, that no Lender (and no employee, representative or other agent thereof) shall disclose pursuant to this clause (ii) any other information that is not relevant to understanding the tax treatment or tax structure of such transactions (including the identity of any party or any information that could lead another to determine the identity of any party); and (iii) the Agent or any Affiliate thereof shall be entitled to post on its website a summary of the transactions contemplated by this Agreement, including Accentia’s name.

18. Power of Attorney. Accentia hereby appoints the Agent, or any other Person whom the Agent may designate as Accentia’s attorney, with power to: (a)(i) execute any security related documentation on such Accentia’s behalf and to supply any omitted information and correct patent errors in any documents executed by Accentia or on Accentia’s behalf; (ii) file financing statements and other evidence of Liens granted hereunder against Accentia covering the Collateral (and, in connection with the filing of any such financing statements, describe the Collateral as “all assets and all personal property, whether now owned and/or hereafter acquired” (or any substantially similar variation thereof)); (iii) sign Accentia’s name on any invoice or bill of lading relating to any Accounts, drafts against Account Debtors, schedules and assignments of Accounts, notices of assignment, financing statements and other evidence of the Agent’s Liens granted hereunder and other public records, verifications of Account and notices to or from Account Debtors; (iv) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Agent may request to evidence the Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of Accentia relating thereto or represented thereby; and (v) do all other things the Agent deems necessary to carry out the terms of Section 6 of this Agreement; and (b) upon the occurrence and during the continuance of an Event of Default (i) endorse Accentia’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Agent’s possession; (ii) verify the validity, amount or any other matter relating to any Account by mail, telephone, telegraph or otherwise with Account Debtors; (iii) do all other things necessary to carry out this Agreement, any Ancillary Agreement and all related documents; and (iv) notify the post office authorities to change the address for delivery of Accentia’s mail to an address designated by the Agent, and to receive, open and dispose of all mail addressed to Accentia. Accentia hereby ratifies and approves all acts of the attorney. Neither the Agent nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except for gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable so long as the Agent has a security interest and until the Obligations have been fully satisfied.

19. Termination of Lien. The Liens and rights granted to the Agent hereunder and in any Ancillary Agreements, and the financing statements filed in connection herewith or therewith, shall continue in full force and effect until all of the Obligations have been indefeasibly paid or performed in full. The Agent shall not be required to send termination statements or other evidence of the release of the Liens granted hereunder to Accentia, or to file them with any filing office, unless and until this Agreement and the Ancillary Agreements shall have been terminated in accordance with their terms and all Obligations indefeasibly paid in full in immediately available funds.

20. Events of Default. The occurrence of any of the following shall constitute an “Event of Default”:

(a) failure to make payment of any principal, interest, fees, costs, charges, expenses, or other sums payable from time to time hereunder, under the Accentia Term Notes, under Section 5(b) of this Agreement, if any, or under any of the Ancillary Agreements when required hereunder or thereunder, and, in any such case, such failure shall continue for (i) in the case of a payment of scheduled principal or interest, a period of five (5) Business Days following the date upon which any such payment was due, (ii) in the case of payments due under Section 5(b), if any, that are not paid when due on eight (8) occasions, or (iii) in the case of any other amount payable, a period of five (5) Business Days following the date of Accentia’s written receipt from the Agent of a written notice identifying the amount due and providing reasonable supporting details;

(b) Accentia or an Subsidiary of Accentia shall (i) apply for, consent to or suffer to exist the appointment of or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to without challenge within ten (10) days of the filing thereof, or fail to have dismissed within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(c) Accentia shall cease operation of its present business; or

(d) Accentia directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of all or substantially all of its assets, except as permitted herein.

21. Remedies. Following the occurrence of an Event of Default that is continuing, the Agent shall have the right to demand repayment in full of all Obligations, whether or not otherwise due. Until all Obligations have been fully and indefeasibly satisfied, the Agent shall retain its Lien in all Collateral. The Agent shall have, in addition to all other rights provided herein and in each Ancillary Agreement, the rights and remedies of a secured party under the UCC, and under other applicable law, all other legal and equitable rights to which the Agent may be entitled, including the right to take immediate possession of the Collateral, to require Accentia to assemble the Collateral, at Accentia’s expense, and to make it available to the Agent at a place designated by the Agent which is reasonably convenient to both parties and to enter any of the premises of Accentia or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of Accentia, Accentia agrees not to charge the Agent or any Lender for storage thereof), and the right to apply for the appointment of a receiver for Accentia’s property. Further, the Agent may, at any time or times after the occurrence of an Event of Default that is continuing, sell and deliver all Collateral held by or for the Agent at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as the Agent, in its sole discretion, deems advisable or the Agent may otherwise recover upon the Collateral in any commercially reasonable manner. The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Accentia at Accentia’s address as shown in Section 30, at least ten (10) days before the time of the event of which notice is being given. The Agent may be the purchaser at any sale, if it is public. In connection with the exercise of the foregoing remedies, and not without limitations of any remedies with respect to Intellectual Property Collateral, the Agent may exercise the rights and license granted under Section 6(c) hereof. The proceeds of sale shall be applied first to all costs and expenses of sale, including reasonable attorneys’ fees, and second to the payment (in whatever order the Agent elects) of all Obligations. After the indefeasible payment and satisfaction in full of all of the Obligations, and after the payment by the Agent of any other amount required by any provision of law, including Section 9-608(a)(1) of the UCC (but only after the Agent has received what the Agent considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Accentia or its representatives or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Accentia shall remain liable to the Creditor Parties for any deficiency. The parties hereto each hereby agree that the exercise by any party hereto of any right granted to it or the exercise by any party hereto of any remedy available to it (including, without limitation, the issuance of a notice of redemption, a borrowing request and/or a notice of default), in each case, hereunder or under any Ancillary Agreement shall not constitute confidential information and no party shall have any duty to the other party to maintain such information as confidential, except for the portions of such publicly filed documents that are subject to a confidential treatment request made by Accentia to the SEC.

22. Waivers. To the full extent permitted by applicable law, Accentia hereby waives (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of this Agreement and the Ancillary Agreements or any other notes, commercial paper, Accounts, contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by the Agent on which Accentia may in any way be liable, and hereby ratifies and confirms whatever the Agent may do in this regard; (b) all rights to notice and a hearing prior to the Agent’s taking possession or control of, or to the Agent’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing the Agent to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Accentia acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the Ancillary Agreements and the transactions evidenced hereby and thereby.

23. Expenses. Accentia shall pay all of the Agent’s out-of-pocket costs and expenses, including reasonable fees and disbursements of outside counsel and appraisers, in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. Accentia shall also pay all of the Agent’s reasonable fees, charges, out-of-pocket costs and expenses, including fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) the Agent’s obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of the Agent’s security interests, assignments of rights and Liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re-appraisals of any property (real or personal) pledged to the Agent by Accentia as Collateral for, or any other Person as security for, the Obligations hereunder, and (e) any consultations in connection with any of the foregoing. Accentia shall also pay each Creditor Party the customary bank charges for any bank services (including wire transfers) performed or caused to be performed by it for Accentia at Accentia’s request or in connection with Accentia’s loan account with such Creditor Party. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by Accentia to the Creditor Parties shall be payable on demand and shall be secured by the Collateral. If any tax by any Governmental Authority is or may be imposed on or as a result of any transaction between Accentia, on the one hand, and any Creditor Party on the other hand, which such Creditor Party is or may be required to withhold or pay, Accentia shall hereby indemnify and hold such Creditor Party harmless in respect of such taxes, and Accentia will repay to such Creditor Party the amount of any such taxes which shall be charged to Accentia’s account; and until Accentia shall furnish such Creditor Party with indemnity therefor (or supply such Creditor Party with evidence satisfactory to it that due provision for the payment thereof has been made), such Creditor Party may hold without interest any balance standing to Accentia’s credit and the Agent shall retain its Liens in any and all Collateral.

24. Assignment; Register.

(a) Each Lender may assign any or all of the Obligations to any Person and, subject to acceptance and recordation thereof by the Agent pursuant to Section 24(b) and receipt by the Agent of a copy of the agreement or instrument pursuant to which such assignment is made (each such agreement or instrument, an “Assignment Agreement”), any such assignee shall succeed to all of such Lender’s rights with respect thereto; provided that no Lender shall be permitted to effect any such assignment to a direct competitor of Accentia unless an Event of Default has occurred and is continuing and such Lender has given Accentia no less than fifteen (15) Business Days prior notice of such assignment. Each Lender may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between such Lender and such holder, be entitled to the same benefits as such Lender with respect to any security for the Obligations in which such holder is a participant. Accentia agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though Accentia were directly indebted to such holder in the amount of such participation. Accentia may not assign any of its rights or obligations hereunder without the prior written consent of the Agent. All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the representatives, successors and permitted assigns of Accentia and the Creditor Parties.

(b) The Agent shall maintain, or cause to be maintained, for this purpose only as agent for each Lender, (i) a copy of each Assignment Agreement delivered to it and (ii) a book entry system, within the meaning of U.S. Treasury Regulation Sections 5f.103-1(c) and 1.871-14(c) (the “Register”), in which it will register the name and address of each Lender and the name and address of each assignee of each Lender under this Agreement, and the principal amount of, and stated interest on, the Accentia Term Loans owing to each such Lender and assignee pursuant to the terms hereof and each Assignment Agreement. The right, title and interest of the Lenders and their assignees in and to such Accentia Term Loans shall be transferable only upon notation of such transfer in the Register, and no assignment thereof shall be effective until recorded therein. Accentia and each Creditor Party shall treat each Person whose name is recorded in the Register as a Lender pursuant to the terms hereof as a Lender and owner of an interest in the Obligations hereunder for all purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing or any Accentia Term Note. The Register shall be available for inspection by Accentia or Lender, at any reasonable time and from time to time, upon reasonable prior notice.

25. No Waiver; Cumulative Remedies. Failure by any Creditor Party to exercise any right, remedy or option under this Agreement, any Ancillary Agreement or any supplement hereto or thereto or any other agreement between or among Accentia and such Creditor Party, will not operate as a waiver; no waiver by any Creditor Party will be effective unless it is in writing and then only to the extent specifically stated. The Creditor Parties’ rights and remedies under this Agreement and the Ancillary Agreements will be cumulative and not exclusive of any other right or remedy which any of the Creditor Parties may have.

26. Application of Payments. Except as otherwise provided in this Agreement or in any Ancillary Agreement, Accentia irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Agent from or on Accentia’s behalf and Accentia hereby irrevocably agrees that the Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against the Obligations hereunder in such manner as the Agent may reasonably deem advisable notwithstanding any entry by the Agent upon any of the Agent’s books and records.

27. Indemnity. Accentia hereby indemnifies and holds each Creditor Party, and its respective affiliates, employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement or any of the Ancillary Agreements or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the Ancillary Agreements or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, except to the extent that any such indemnified liability is finally determined by a court of competent jurisdiction to have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ACCENTIA OR TO ANY OTHER PARTY OR TO ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT,

PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

28. Revival. Accentia further agrees that to the extent Accentia makes a payment or payments to any Creditor Party, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

29. Borrowing Agency Provisions.

(a) Accentia shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability shall in no way be affected by any extensions, renewals and forbearance granted by the Agent to Accentia, failure of the Agent to give Accentia notice of borrowing or any other notice, any failure of the Agent to pursue to preserve its rights against Accentia, the release by the Agent of any Collateral now or thereafter acquired from Accentia, and such agreement by Accentia to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Agent to Accentia or any Collateral for Accentia’s Obligations or the lack thereof.

(b) Accentia expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which Accentia may now or hereafter have against any other Person directly or contingently liable for the Obligations, or against or with respect to any other’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until all Obligations have been indefeasibly paid in full and this Agreement has been irrevocably terminated.

30. Notices. Any notice or request hereunder may be given to Accentia or the Agent and the Lenders at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or facsimile transmission (confirmed by mail). Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any officer of the party to whom it is addressed, in the case of those by registered or certified mail or overnight mail, deemed to have been given three (3) Business Days after the date when deposited in the mail or with the overnight mail carrier, and, in the case of a facsimile transmission, when confirmed.

Notices shall be provided as follows:

If to the Agent or the Lenders:	LV Administrative Services, Inc.
875 Third Avenue, 3rd Floor New York, New York 10022
Attention: Portfolio Services
Telephone: (212) 541-5800
Facsimile: (212) 581-5037

With a copy to:	Cole, Schotz, Meisel, Forman & Leonard, P.A.
25 Main Street, Court Plaza North Hackensack, New Jersey 07601
Attention: Stuart Komrower, Esq.
Telephone: (201) 525-6331
Facsimile: (201) 678-6331

If to Accentia:	Accentia Biopharmaceuticals, Inc.
324 South Hyde Park Avenue, Suite 350 Tampa, Florida 33606
Attention: Samuel S. Duffey, President
Telephone: (813) 864-2554
Facsimile: (813) 258-6912

With a copy to:	Stichter, Riedel, Blain & Prosser, P.A.
110 East Madison Street, Suite 200 Tampa, Florida 33602
Attention: Charles A. Postler, Esq.
Telephone: (813) 229-0144
Facsimile: (813) 229-1811
and
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
Attention: Curt P. Creely, Esq.
Telephone: (813) 229-2300
Facsimile: (813) 221-4210

or such other address as may be designated in writing hereafter in accordance with this Section 30 by such Person.

31. Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE ANCILLARY AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) ACCENTIA HEREBY CONSENTS AND AGREES THAT THE STATE AND/OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ACCENTIA, ON THE ONE HAND, AND ANY CREDITOR PARTY, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS; PROVIDED, THAT EACH CREDITOR PARTY AND ACCENTIA ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY CREDITOR PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY CREDITOR PARTY. ACCENTIA EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND ACCENTIA HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. ACCENTIA HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO ACCENTIA AT THE ADDRESS SET FORTH IN SECTION 30 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACCENTIA’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY CREDITOR PARTY AND/OR ACCENTIA ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

32. Limitation of Liability. Accentia acknowledges and understands that in order to assure repayment of the Obligations hereunder the Creditor Parties may be required to exercise any and all of the Creditor Parties’ rights and remedies hereunder and agrees that, except as limited by applicable law, neither the Creditor Parties nor any of their respective agents shall be liable for acts taken or omissions made in connection herewith or therewith except to the extent such acts or omissions result from or constitute bad faith, gross negligence or willful misconduct of the Creditor Parties or any of the Creditor Parties’ agents.

33. Entire Understanding; Maximum Interest. This Agreement and the Ancillary Agreements (together with any provisions of the Confirmed Plan relevant to the subject matter hereof) contain the entire understanding among Accentia, the Lenders and the Agent as to the subject matter hereof and thereof and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by Accentia and the Agent. Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Nothing contained in this Agreement, any Ancillary Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the Maximum Legal Rate. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the Maximum Legal Rate, any payments in excess of such Maximum Legal Rate shall be credited against amounts owed by Accentia to the Creditor Parties and thus refunded to Accentia.

34. Severability. Wherever possible, each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

35. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Creditor Party and the Closing of the transactions contemplated hereby; provided, however, the representations and warranties that relate solely to a specific date by their express terms shall only be deemed to have been made as of such date and are hereby represented and warranted to have been true and correct when made. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of Accentia pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by Accentia hereunder solely as of the date of such certificate or instrument. All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Ancillary Agreements and the making and repaying of the Obligations.

36. Captions. All captions are and shall be without substantive meaning or content of any kind whatsoever.

37. Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement. Any signature delivered by a party via facsimile or electronic transmission shall be deemed to be an original signature hereto.

38. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

39. Publicity. Accentia hereby authorizes each Creditor Party to make appropriate announcements of the financial arrangement entered into by and among Accentia and each Creditor Party, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as the Agent shall in its sole and absolute discretion deem appropriate, or as required by applicable law.

40. Joinder. It is understood and agreed that any Person that desires to become a debtor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of this Agreement or any Ancillary Agreement, shall become a debtor hereunder by (a) executing a Joinder Agreement in form and substance satisfactory to the Agent, (b) delivering supplements to such exhibits and annexes to this Agreement and the Ancillary Agreements as the Agent shall reasonably request and (c) taking all actions as specified in this Agreement as would have been taken by such debtor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Agent.

41. Legends. The Accentia Term Notes shall bear substantially the following legend:

“THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH COMMON STOCK UNDER SUCH SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THIS NOTE IS ISSUED IN REGISTERED FORM. UNLESS THIS NOTE IS PRESENTED BY THE HOLDER (AS DEFINED BELOW) TO THE COMPANY (AS DEFINED BELOW) FOR REGISTRATION OF TRANSFER, EXCHANGE, CONVERSION OR PAYMENT, ANY TRANSFER, EXCHANGE OR OTHER USE HEREOF SHALL BE VOID AND PAYMENT SHALL NOT BE MADE. TRANSFER OF ALL OR ANY PORTION OF THIS NOTE IS PERMITTED SUBJECT TO THE PROVISIONS SET FORTH IN THE SECURITY AGREEMENT (AS DEFINED BELOW).”

42. Agency. Each Lender has, pursuant to an Administrative and Collateral Agency Agreement, hereby designated and appointed the Agent as the administrative and collateral agent of such Lender under this Agreement and the Ancillary Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Name: Samuel S. Duffey
Title: President

LV ADMINISTRATIVE SERVICES, INC.

By:	/s/ Patrick Regan
Name: Patrick Regan
Title: Authorized Signatory

ERATO CORP.

By:	/s/ Patrick Regan
Name: Patrick Regan
Title: Authorized Signatory

PSOURCE STRUCTURED DEBT LIMITED By: PSource Capital Ltd. It’s Investment Consultant

By:	/s/Charles Lons
Name: Charles Lons
Title: Authorized Signatory

VALENS U.S. SPV I, LLC
By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name: Patrick Regan
Title: Authorized Signatory

VALENS OFFSHORE SPV II, CORP.
By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name: Patrick Regan
Title: Authorized Signatory

Annex A - Definitions

“Accentia” has the meaning given to such term in the preamble.

“Accentia Common Stock” means the common stock, par value $.001 per share, of Accentia.

“Accentia Debentures” has the meaning given to such term in the Background.

“Accentia Loan Obligations” has the meaning given to such term in Section 6(e).

“Accentia Pledge Agreements” means the Stock Pledge Agreements, dated the Closing Date, by and between Accentia and the Agent with respect to the pledge in favor of the Agent of certain of the shares of Biovest Common Stock held by Accentia and the shares of Analytica Common Stock, as each such agreement may be amended, modified or supplemented.

“Accentia Preferred Stock” has the meaning given to such term in the Background.

“Accentia Subordination Agreement” means the Subordination Agreement, dated the Closing Date, by and between the Agent and Accentia, as it may be amended, modified or supplemented.

“Accentia Term Loans” means, collectively, Indebtedness of Accentia evidenced by the Accentia Term Notes and all other extensions of credit to Accentia under this Agreement and under any Ancillary Agreement.

“Accentia Term Notes” has the meaning given to such term in Section 2(a).

“Accentia Warrants” has the meaning given to such term in the Background.

“Account Debtor” means any Person who is or may be obligated with respect to, or on account of, an Account.

“Accountants” has the meaning given to such term in Section 11(a).

“Accounts” means all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including: (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any Goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction

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(whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Administrative and Collateral Agency Agreement” means the Administrative and Collateral Agency Agreement among the Agent, the Lenders and such other parties thereto from time to time, as amended, modified, supplemented and restated from time to time.

“Affiliate” means, with respect to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, (b) any other Person that, directly or indirectly, owns or controls, whether beneficially, or as trustee, guardian or other fiduciary, twenty-five percent (25.0%) or more of the Equity Interests having ordinary voting power in the election of directors of such Person, (c) any other Person who is a director, officer, joint venturer or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above or (d) in the case of Accentia, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Accentia. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided however, that the term “Affiliate” shall specifically exclude any Creditor Party.

“Agent” has the meaning given such term in the preamble.

“Agreement” has the meaning given such term in the preamble.

“Analytica” means Analytica International, Inc., a Florida corporation, and its successors and assigns.

“Analytica Common Stock” means the common stock, par value $1.00 per share, of Analytica.

“Analytica Guaranty” means the Guaranty, dated the Closing Date, from Analytica in favor of the Agent, as it may be amended, modified or supplemented.

“Analytica Security Agreement” means the Security Agreement, dated the Closing Date, from Analytica in favor of the Agent, as it may be amended, modified or supplemented.

“Ancillary Agreements” means the Accentia Term Notes, the Accentia Pledge Agreements, the Security Documents, and all other agreements, instruments, documents, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements and guarantees whether heretofore or concurrently executed by or on behalf of Accentia, any of its Subsidiaries or Affiliates or any other Person or delivered to any of the Creditor Parties, relating to this Agreement or to the transactions contemplated by this Agreement, as each of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Assignment Agreement” has the meaning given such term in Section 24(a).

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“Bankruptcy Case” has the meaning given such term in the Background.

“Bankruptcy Code” has the meaning given such term in the Background.

“Bankruptcy Court” has the meaning given such term in the Background.

“Biovest” means Biovest International, Inc., a Delaware corporation, and its successors and assigns.

“Biovest Common Stock” means the common stock, par value $.01 per share, of Biovest.

“Biovest Plan” means the First Amended Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of Title 11, United States Code dated as of August 16, 2010, as modified by the First Modification to First Amended Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of Title 11, United States Code dated as of October 25, 2010, and all exhibits thereto, as the same may be further amended, supplemented, modified or amended and restated from time to time in accordance with the provisions thereof and the Bankruptcy Code.

“Biovest Pledged Shares” has the meaning given such term in Section 6(e).

“Biovest Security Agreement” means the Term Loan and Security Agreement, dated the Closing Date, by and among the Agent, the lenders party thereto and Biovest, as it may be amended, modified or supplemented.

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or otherwise necessary or helpful in the collection thereof or the realization thereupon.

“Business Day” means a day that is not a Saturday, a Sunday or other day on which banks are required or permitted to be closed in the State of New York.

“BVTI Term Notes” means, collectively, the secured term promissory notes of Biovest, dated the Closing Date, in the aggregate principal amount of $24,900,000.00 and the secured term promissory notes of Biovest, dated the Closing Date, in the aggregate principal amount of $4,160,000.00.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale/leaseback transaction of any Person or any synthetic

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lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Charter” means the Articles of Incorporation of Accentia as it may be amended or amended and restated.

“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Person.

“Closing” has the meaning given such term in Section 14(a).

“Closing Date” has the meaning given such term in Section 14(a).

“Code” has the meaning given such term in Section 16(h).

“Collateral” means all of Accentia’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests including all of the following property in which it now has or at any time in the future may acquire any right, title or interest:

(a) all Inventory;

(b) all Equipment;

(c) all Fixtures;

(d) all Goods;

(e) all General Intangibles;

(f) all Accounts;

(g) all Deposit Accounts, other bank accounts and all funds on deposit therein;

(h) all Investment Property;

(i) all Equity Interests;

(j) all Chattel Paper;

(k) all Letter-of-Credit Rights;

(l) all Instruments;

(m) all Commercial Tort Claims;

(n) all Books and Records;

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(o) all Intellectual Property;

(p) all Documents;

(q) all Supporting Obligations including letters of credit and guarantees issued in support of Accounts, Chattel Paper, General Intangibles and Investment Property;

(r) (i) all money, cash and cash equivalents and (ii) all cash held as cash collateral and all other cash or property at any time on deposit with or held by the Agent for the account of Accentia (whether for safekeeping, custody, pledge, transmission or otherwise); and

(s) all products and Proceeds of all or any of the foregoing, tort claims and all claims and other rights to payment including (i) insurance claims against third parties for loss of, damage to, or destruction of, the foregoing Collateral and (ii) payments due or to become due under leases, licenses, rentals and hires of any or all of the foregoing and Proceeds payable under, or unearned premiums with respect to, policies of insurance in whatever form.

“Commercial Tort Claims” means all “commercial tort claims,” as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“Compromise Order” means the Order Granting Debtors’ Motion for Approval of Settlement Between the Debtors and Laurus Master Fund, Ltd. (in Liquidation) and its Affiliates and Assignees, Pursuant to 11 U.S.C. § 105(a) and Rule 9019(a) of the Federal Rules of Bankruptcy Procedure dated June 8, 2010, entered in the Bankruptcy Case, as such order may be amended, modified or supplemented.

“Confirmation Order” means the Order Confirming First Amended Joint Plan of Reorganization of Accentia Biopharmaceuticals, Inc., Analytica International, Inc., TEAMM Pharmaceuticals, Inc., AccentRx, Inc., and Accentia Specialty Pharmacy, Inc. under Chapter 11 of Title 11, United States Code Dated as of August 16, 2010, as Modified, Pursuant to 11 U.S.C. § 1129 dated November 2, 2010, entered in the Bankruptcy Case, as such order may be amended, modified or supplemented.

“Confirmed Plan” means the Joint Plan as confirmed by the Confirmation Order.

“Contract Rate” has the meaning given such term in the Accentia Term Notes.

“Contractual Obligation” means, with respect to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Conversion Shares” means any shares of Accentia Common Stock issued upon conversion in whole or in part of the Accentia Term Notes.

“Creditor Parties” has the meaning given such term in the preamble.

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“Default” means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Deposit Accounts” means all “deposit accounts,” as such term is defined in the UCC, now or hereafter held in the name of any Person.

“Disclosure Controls” has the meaning given such term in Section 12(f)(i).

“Documents” means all “documents,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Effective Date” means the Effective Date as defined in the Confirmed Plan.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, Fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description that may be now or hereafter used in such Person’s operations or that are owned by such Person or in which such Person may have an interest, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, units, participations or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC (or any successor thereto) under the Exchange Act).

“Event of Default” means the occurrence of any of the events set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Filings” means Accentia’s filings under the Exchange Act made prior to the date of this Agreement.

“Excluded Taxes” means, with respect to any Creditor Party, taxes imposed on or measured by its overall net income and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such Creditor Party is incorporated or organized or by the jurisdiction (or any political subdivision thereof) in which the principal place of management or applicable lending office of such Creditor Party is located.

“Final Order” means (a) an order, judgment, ruling or other decree (or any revision, modification or amendment thereto) issued and entered by the Bankruptcy Court or by any state or other federal court as may have jurisdiction over any proceeding in connection with the

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Bankruptcy Case for the purpose of such proceeding, which order, judgment, ruling or other decree has not been reversed, vacated, stayed, modified or amended and as to which (i) no appeal, petition for review, reargument, rehearing, reconsideration or certiorari has been taken and is pending and the time for the filing of such appeal, petition for review, reargument, rehearing, reconsideration or certiorari has expired, or (ii) such appeal or petition has been heard and dismissed or resolved and the time to further appeal or petition has expired with no further appeal or petition pending; or (b) a stipulation or other agreement entered into which has the effect of any such aforesaid order, judgment, ruling or other decree with like finality.

“Financial Reporting Controls” has the meaning given such term in Section 12(f)(ii).

“FINRA” has the meaning given such term in Section 13(b).

“Fixtures” means all “fixtures,” as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“General Intangibles” means all “general intangibles,” as such term is defined in the UCC, now owned or hereafter acquired by any Person and in any event shall include all right, title and interest that such Person may now or hereafter have in or under any contract, all Payment Intangibles, customer lists, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Equity Interests and Investment Property, and rights of indemnification.

“Goods” means all “goods,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, fixtures, standing timber that is cut and removed for sale and unborn young of animals.

“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money (including, without limitation, all principal, interest, fees and charges relating thereto), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all

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Capitalized Lease Obligations, (g) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of termination and (h) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (h) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

“Indemnified Person” has the meaning given such term in Section 27.

“Instruments” means all “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all certificated securities and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all of the following, throughout the world: patents, trademarks, tradenames, corporate names, fictitious business names, internet domain names, trade styles, service marks, logos, and other source of business identifiers and the goodwill symbolized by and connected with the use thereof; copyrights, mask works, designs, inventions, trade secrets, information, databases, rights of publicity, software, and any other proprietary rights and processes; any licenses to use any of the foregoing owned by a third party; registrations, applications and recordings pertaining to any of the foregoing; and rights to sue for past, present and future infringement, dilution, misappropriation, or other violation of any of the foregoing.

“Intellectual Property Security Agreement” means the Grant of Security Interest in Intellectual Property, dated the Closing Date, from each of Accentia and Analytica in favor of the Agent, as each such agreement may be amended, modified or supplemented.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located.

“Joint Plan” means the First Amended Joint Plan of Reorganization of Accentia Biopharmaceuticals, Inc., Analytica International, Inc., TEAMM Pharmaceuticals, Inc.,

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AccentRx, Inc., and Accentia Specialty Pharmacy, Inc. under Chapter 11 of Title 11, United States Code dated as of August 16, 2010, as modified by the First Modification to First Amended Joint Plan of Reorganization of Accentia Biopharmaceuticals, Inc., Analytica International, Inc., TEAMM Pharmaceuticals, Inc., AccentRx, Inc., and Accentia Specialty Pharmacy, Inc. under Chapter 11 of Title 11, United States Code dated as of October 25, 2010, and all exhibits thereto, as the same may be further amended, supplemented, modified or amended and restated from time to time in accordance with the provisions of the Joint Plan and the Bankruptcy Code.

“Laurus” has the meaning given such term in the Background.

“Laurus Debenture Debt” has the meaning given such term in the Background.

“Laurus Prepetition Debt” has the meaning given such term in the Background.

“Lenders” has the meaning given such term in the preamble.

“Letter-of-Credit Rights” means “letter-of-credit rights,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

“Lien” means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of Accentia (taken individually and as a whole), (b) Accentia’s ability to pay or perform the Obligations in accordance with the terms hereof or any Ancillary Agreement, (c) the value of the Collateral, the Agent’s Liens on the Collateral or the priority of any such Liens, or (d) the practical realization of the benefits of the Creditor Parties’ rights and remedies under this Agreement and the Ancillary Agreements.

“Maximum Legal Rate” has the meaning given to such term in Section 5(a)(ii).

“Non-Excluded Taxes” means all Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Non-U.S. Lender” has the meaning given to such term in Section 5(a)(vii).

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties owing by Accentia to any Creditor Party (or any corporation that directly or indirectly controls or is controlled by or is under common control with any of them) of every kind and description arising from or relating to the Accentia Term Loans, this Agreement, and any Ancillary

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Agreement (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise, now existing or hereafter arising including any debt, liability or obligation owing from Accentia to others which any Creditor Party may have obtained by assignment or otherwise and further including all interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Accentia Term Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), charges or any other payments that Accentia is required to make by law or otherwise arising under or as a result of this Agreement or the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys’ fees chargeable to Accentia’s accounts or incurred by any Creditor Party in connection therewith.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Ancillary Agreement.

“Payment Intangibles” means all “payment intangibles,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including a General Intangible under which the Account Debtor’s principal obligation is a monetary obligation.

“Permitted Liens” means (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of Accentia, in conformity with GAAP; (c) licenses of Intellectual Property granted by Accentia prior to the date hereof, and licenses of Intellectual Property granted in the ordinary course of business consistent with past practices or consistent with Accentia’s business plan or strategy; (d) Liens in favor of the Agent or the other Creditor Parties; (e) Liens for Taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Accentia, in conformity with GAAP; and which have no effect on the priority of the Liens in favor of the Agent or the other Creditor Parties or the value of the Collateral in which the Agent and each other Creditor Party has a Lien; (f) Purchase Money Liens securing Purchase Money Indebtedness to the extent not prohibited by this Agreement; (g) Liens contemplated by the Confirmed Plan; (h) Liens in favor of the holders of the 8.50% Secured Convertible Debentures Due November 17, 2013, issued by Accentia on November 17, 2010 under the Confirmed Plan; and (i) Liens granted by orders of the Bankruptcy Court entered in the Bankruptcy Case.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal,

11

state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Petition Date” has the meaning given such term in the Background.

“Preferred Stock Debt” has the meaning given such term in the Background.

“Prepetition Debt” has the meaning given such term in the Background.

“Prepetition Lenders” means, collectively, Laurus, Valens U.S. SPV I, LLC and Valens Offshore SPV I, Ltd.

“Principal Market” means any of the following markets or exchanges on which the Accentia Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE AMEX, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the OTCQB Marketplace, or the OTC Bulletin Board (or any successors to any of the foregoing).

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Accentia or any other Person from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to Accentia from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, Governmental Authority, bureau or agency (or any person acting under color of Governmental Authority); (c) any claim of Accentia against third parties (i) for past, present or future infringement of any Intellectual Property or (ii) for past, present or future infringement or dilution of any trademark or trademark license or for injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark license; (d) any recoveries by Accentia against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Equity Interests; (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral; and (g) proceeds of any purchase order.

“Purchase Money Indebtedness” means (a) any indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset, including indebtedness under capitalized leases, (b) any indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

“Purchase Money Lien” means any Lien upon any fixed assets that secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

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“Register” has the meaning given such term in Section 24(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means all security agreements, mortgages, cash collateral deposit letters, pledges and other agreements which are executed in connection with this Agreement by Accentia or any of its Subsidiaries or Affiliates in favor of the Agent for the ratable benefit of the Creditor Parties.

“Software” means all “software,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Stock Acquisition Limitation” has the meaning given such term in Section 16(h).

“Subsidiary” means, with respect to any Person, (a) any other Person whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors or other governing body of such other Person, are owned, directly or indirectly, by such Person or (b) any other Person in which such Person owns, directly or indirectly, more than fifty percent (50%) of the Equity Interests at such time.

“Supporting Obligations” means all “supporting obligations,” as such term is defined in the UCC.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto.

“Termination Date” has the meaning given such term in Section 14(d)(i).

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, the Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the UCC is used to define any term herein or in any Ancillary Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article 9 or Division 9 shall govern.

“Warrant Termination Agreements” means the Warrant Termination Agreements, dated the Closing Date, by and between Accentia, on the one hand, and the Prepetition Lenders, on the other hand, terminating the Accentia Warrants.

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INDEX TO EXHIBITS

Exhibit A – Accentia Warrants

Exhibit B – Accentia Term Notes

Exhibit C – Accentia Pledge Agreements

Exhibit D – Analytica Security Agreement

Exhibit E – Analytica Guaranty

Exhibit F – Intellectual Property Security Agreements

Exhibit G – Warrant Termination Agreements

Exhibit A

Accentia Warrants

Name	Option Date	Expiration Date	Option Price	Shares Originally Subject to Warrant	Shares Exercisable
Laurus Master Fund, Ltd	08/16/2005	08/16/2010	$2.67	1,000,000	1,000,000
Laurus Master Fund, Ltd.	09/29/2006	09/29/2011	$2.75	627,240	627,240
Laurus Master Fund, Ltd.	10/31/2007	10/31/2014	$2.67	4,024,398	4,024,398
Valens Offshore SPV I, Ltd.	01/18/2008	01/18/2014	$2.67	365,169	365,169
Valens U.S. SPV I, LLC	01/18/2008	01/18/2014	$2.67	196,629	196,629

Exhibit B

Accentia Term Notes

See attached.

Exhibit C

Accentia Pledge Agreements

See attached.

Exhibit D

Analytica Security Agreement

See attached.

Exhibit E

Analytica Guaranty

See attached.

Exhibit F

Intellectual Property Security Agreements

See attached.

Exhibit G

Warrant Termination Agreements

See attached.

INDEX TO SCHEDULES

Schedule 2(a) – Amount of Accentia Term Notes

Schedule 7(c) – Intellectual Property Filings

Schedule 7(n) – Bank Accounts

Schedule 7(o) – Corporate Information

Schedule 12(b) – Subsidiaries

Schedule 12(c) – Capitalization; Voting Rights

Schedule 12(g) – Title to Properties and Assets; Liens

Schedule 12(h) – Registration Rights and Voting Rights

Schedule 12(n) –Name; Location of Offices, Records and Collateral

Schedule 13(o) – Accentia Debentures

Schedule 13(p) – Accentia Preferred Stock

Schedule 2(a)

Amount of Accentia Term Notes

Erato Corp.	$6,210,442.00
Valens Offshore SPV II, Corp.	$1,408,447.00
Valens U.S. SPV I, LLC	$119,672.00
PSource Structured Debt Limited	$1,061,439.00

Schedule 7(c)

Intellectual Property Filings

None

Schedule 7(n)

Bank Accounts

Wachovia, NA, a Wells Fargo Company

100 South Ashley Drive, Suite 1000

Tampa, Florida 33602

Tel: 813/225-4307 (Lora Hernandez (Tampa))

Account No. 2000045051494

Account Name: Accentia Biopharmaceuticals, Inc.

Schedule 7(o)

Corporate Information

Legal Name:	Accentia Biopharmaceuticals, Inc.
Jurisdiction of Organization:	Florida
Organizational ID Number:	P02000033509
Corporate Offices:	324 South Hyde Park Avenue
Suite 350
Tampa, Florida 33606

Schedule 12(b)

Subsidiaries

Subsidiary Name	Percentage of Ownership by Accentia Biopharmaceuticals, Inc.

Biovest International, Inc.	75%
Analytica International, Inc.	100%
AccentRx, Inc.	100%
Accentia Specialty Pharmacy, Inc.	100%
TEAMM Pharmaceuticals, Inc.	100%
Biovax, Inc.	100% owned by Biovest International, Inc.
AutovaxID, Inc.	100% owned by Biovest International, Inc.
Biolender, LLC	100% owned by Biovest International, Inc.
Biolender II, LLC	100% owned by Biovest International, Inc.

Schedule 12(c)

Capitalization; Voting Rights

Section 12(c)(i) disclosure:

Subsidiary Name	Authorized	Issued
Analytica International, Inc.	100 Common	100

AccentRx, Inc.	100 Common	100

Accentia Specialty Pharmacy, Inc.	1,000 Common	1,000

TEAMM Pharmaceuticals, Inc.	100 Common	100

Section 12(c)(ii) disclosure:

Shares

Employee Incentive Stock Options Outstanding	24,379,665

Warrants Outstanding (excludes Accentia Warrants and warrants issued under the Confirmed Plan)	4,527,956

Schedule 12(g)

Title to Properties and Assets; Liens

None

Schedule 12(h)

Registration Rights and Voting Rights

None

Schedule 12(n)

Name; Location of Offices, Records and Collateral

Legal Name:	Accentia Biopharmaceuticals, Inc.
Type of Entity	Corporation
Jurisdiction of Organization:	Florida
County:	Hillsborough
Organizational ID Number:	P02000033509
Corporate Offices:	324 South Hyde Park Avenue
Suite 350
Tampa, Florida 33606

Schedule 13(o)

Accentia Debentures

Total shares: 1,253,703

	Number of Shares	Percentage Allocation
Valens Offshore SPV II, Corp.	1,172,212	93.50%
Valens U.S. SPV I, LLC	81,491	6.50%

Schedule 13(p)

Accentia Preferred Stock

Total shares: 983,145

	Number of Shares	Percentage Allocation
Valens Offshore SPV II, Corp.	639,044	65%
Valens U.S. SPV I, LLC	344,101	35%